Exhibit 99.2

AMENDMENT NO. 1 TO CONTURA ENERGY, INC.

MANAGEMENT INCENTIVE PLAN

THIS AMENDMENT NO. 1 (this “Amendment”), is dated as of January 18, 2017 (the “Effective Date”) and amends that certain Management Incentive Plan (the “Plan”) of Contura Energy, Inc. (the “Company”) effective as of July 26, 2016. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

RECITALS

WHEREAS, the Board previously adopted the Plan; and

WHEREAS, Board deems it in the best interest of the Company to amend the Plan as set forth herein, effective as of the Effective Date.

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1.       A new Section 7.03 is hereby added as follows:

“Section 7.03 Initial Public Offering. Notwithstanding anything to the contrary contained herein, on the date immediately prior to the date on which the Company initially sells its common stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act (the “IPO”), but contingent upon the consummation of the IPO, all then-outstanding Awards shall immediately vest and the Company shall make the Change in Control Grants in accordance with Section 7.02 hereof. For the sake of clarity, the occurrence of an IPO will be considered to be a Change in Control for purposes of Section 7.02.”

2.       This Amendment shall only serve to amend and modify the Plan to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Plan which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.